Exhibit 99.1

EnerJex Resources Receives NYSE Notice for Low Share Price;

Company Does Not Anticipate Notice Will Affect Completion of AgEagle Merger

San Antonio, TX – March 2, 2018 – EnerJex Resources, Inc. (NYSE American: ENRJ) announced today its receipt of notice on February 28, 2018 from NYSE American LLC (the “NYSE American”) indicating that the Company is not currently in compliance with the NYSE American’s continued listing standards. The Deficiency Letter states that the Company’s shares of common stock have been selling for a low price per share for a substantial period of time. Pursuant to Section 1003(f)(v) of the NYSE American Company Guide, the NYSE American staff determined that the Company’s continued listing is predicated on it effecting a reverse stock split of its common stock or otherwise demonstrating sustained price improvement within a reasonable period of time, which the staff determined to be until August 28, 2018.

The Company’s common stock will continue to be listed on the NYSE American while it attempts to regain compliance with the Listing Standards, subject to the Company’s compliance with other continued listing requirements, as described in prior filings. The Deficiency Letter does not affect the Company’s business operations or its Securities and Exchange Commission reporting requirements.

At the present time, the Company has obtained shareholder approval to effectuate a reverse stock split at a ratio of between one-for-two and one-for-twenty five with such ratio to be determined at the sole discretion of the Board of the Directors (“Board”) of the Company. The Company’s Board is currently assessing which ratio would best serve the Company’s stockholders while allowing the Company to remain compliant with the NYSE American continued listing requirements.

As previously disclosed, the Company has entered into an agreement and plan of merger with AgEagle Aerial Systems, Inc., pursuant to which a wholly-owned subsidiary of EnerJex will merge with and into AgEagle, with AgEagle surviving as a wholly-owned subsidiary of EnerJex (the “Merger”). The Merger has been approved by the boards of directors of both companies and the shareholders of AgEagle. A definitive proxy statement/registration statement and a proxy card has been filed with the SEC and was mailed to the Company’s stockholders with a record date of February 20, 2018 for the special meeting to be held on March 21, 2018.

Forward-Looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Forward-looking statements are those that use terms such as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “predict,” “potential,” and similar expressions. Forward-looking statements contained in this and other written and oral reports are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors.

The Company’s forward-looking statements are subject to risks and uncertainties and are not guarantees of future performance, and actual results, developments and business decisions may differ materially from those envisaged by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement; the inability to complete the transaction due to the failure to obtain the Required Vote or the failure to satisfy other conditions to completion of the transaction, including the receipt of all regulatory approvals related to the transaction; and other risk factors described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The statements made herein are made as of the date of this disclosure and the Company undertakes no obligation to update them, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction involving EnerJex Resources. In connection with the proposed merger, EnerJex will mail to shareholders a definitive proxy statement in connection with the solicitation of proxies for its special meeting. ENERJEX’S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/REGISTRATION STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE CAREFULLY, AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ENERJEX, AGEAGLE AND THE MERGER. Shareholders will be able to obtain free copies of the proxy statement/registration statement and other relevant materials (when they become available) and other documents filed by EnerJex with the SEC at the SEC’s web site at www.sec.gov. Copies of the proxy statement/registration statement and the filings that will be incorporated by reference therein may also be obtained, without charge, from the Company’s website, www.enerjex.com.

Participants in Solicitation

The Company, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in its proxy statement filed with the SEC. Additional information regarding these persons and their interests in the proposed merger transaction is included in the definitive proxy statement relating to the proposed merger transaction that has been filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Investor Contact:
EnerJex Resources, Inc.

Louis Schott

210-559-1670